Exhibit 99.1

Calabasas, California (Business Wire) – March 9, 2005 – Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) (NASDAQ-NNM:BHBC), the parent company of First Bank of Beverly Hills, F.S.B., reported consolidated net income for the year ended December 31, 2004 of $25.6 million, or $1.20 per diluted share, compared with $6.9 million, or $0.34 per diluted share, for the year ended December 31, 2003.

Income from continuing operations, excluding the gain on the sale of the Company’s loan servicing subsidiary (see “Sale of Wilshire Credit Corporation” below), was $14.6 million, or $0.68 per diluted share, for the year ended December 31, 2004, compared with $3.4 million, or $0.17 per diluted share, for the year ended December 31, 2003. The Company’s 2004 income from continuing operations includes an income tax provision of $3.9 million, substantially all of which will not be due and payable, as the Company utilized its net operating loss and capital loss carryforwards and a deduction for the exercise of nonqualified stock options.

Largely as a result of the Company’s reduced income tax liability for 2004, its net cash flows from continuing operations totaled $22.6 million ($1.06 per diluted share), or approximately $8.0 million more than its reported income from continuing operations. Including the proceeds from the sale of its subsidiary, the Company generated approximately $71 million in free cash flow in 2004, reducing its reliance on external sources for funding to support the continued growth of First Bank of Beverly Hills.

The Company’s consolidated stockholders’ equity increased by $44.7 million in 2004 to $170.1 million, or $7.93 book value per diluted share. This increase reflects the Company’s net income for the year and the issuance of additional shares of common stock pursuant to the exercise of stock options, partially offset by cash dividends of $7.9 million on the Company’s common stock and net after-tax unrealized losses of $1.5 million on the Company’s portfolio of available-for-sale securities and hedging instruments.

The increase in stockholders’ equity in 2004 also reflects the realization of significant tax benefits during the year. The Company recorded a tax benefit of $3.2 million from the exercise of nonqualified stock options, and an additional $22.1 million in deferred tax benefits resulting from a reduction in the valuation allowance applicable to the Company’s deferred tax asset. Since these deferred tax benefits relate to losses generated prior to the Company’s 1999 reorganization, their recognition was recorded as a direct increase to stockholders’ equity, and not as a reduction to income tax expense in the consolidated statement of operations.

Sale of Wilshire Credit Corporation

On April 30, 2004, the Company completed the sale of its wholly-owned loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), to Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch”), a division of Merrill Lynch & Co., New York, NY. The Company realized net proceeds on the sale of approximately $48.2 million, and recorded a gain of $18.0 million before taxes.

As a result of the sale of WCC, the Company has presented WCC’s operating results under the caption “Discontinued operations,” separate and apart from “Income from continuing operations” in the Company’s consolidated statements of operations for the years ended December 31, 2004, 2003 and 2002.

Consolidated Financial Highlights

The following tables present selected consolidated financial information for the Company for the years and as of the dates indicated:

Operating Data:

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands, except per-share data)
Net income	$25,577	$6,887	$1,962
Earnings per share – diluted	1.20	0.34	0.10
Income from continuing operations	14,554	3,392	884
Earnings per share from continuing operations – diluted	0.68	0.17	0.04
Income from continuing operations before taxes	18,417	5,931	1,418
Net interest income	33,275	21,851	24,093
Return on average assets	2.12%	0.80%	0.24%
Return on average equity	18.49%	6.55%	2.05%
Return on average assets from continuing operations	1.21%	0.39%	0.11%
Return on average equity from continuing operations	10.52%	3.23%	0.92%
Efficiency ratio	45.61%	75.17%	92.56%

Balance Sheet Data:

	December 31,
	2004	2003
	(Dollars in thousands, except per-share data)
Total assets	$1,338,078	$975,282
Stockholders’ equity	170,139	125,483
Book value per share – diluted	7.93	6.00

The increase in the Company’s income from continuing operations in 2004 as compared with 2003 was due primarily to the following factors:

•	Consolidated net interest income increased by $11.4 million, reflecting significant lending and investment activity, as well as a higher net interest margin and spread, at the Company’s banking subsidiary;

•	Consolidated other income increased by $1.4 million; and

•	Consolidated operating expenses declined by $0.6 million, largely as a result of a decrease in legal costs relating to the defense of former executives.

These increases in income were partially offset by a loan loss provision of $0.4 million in 2004, compared with loan loss recaptures of $0.5 million in 2003.

The results at the Company’s operating segments were as follows:

Banking Operations

The Company’s banking subsidiary, First Bank of Beverly Hills, F.S.B. (the “Bank”), recorded pre-tax income of $22.3 million for the year ended December 31, 2004, compared with $11.4 million for the year ended December 31, 2003.

The Bank’s highlights for the year 2004 included the following:

•	The Bank’s net interest income was $32.3 million for 2004, an increase of 62% over the year 2003 results. Average earning-asset volume totaled $1.1 billion for 2004, compared with $777 million for 2003.

•	The Bank’s net interest margin increased by 29 basis points, from 2.57% for the year ended December 31, 2003 to 2.86% for the year ended December 31, 2004, reflecting a significant increase in the Bank’s earning-asset portfolio in 2004.

•	The Bank’s net interest spread increased by 43 basis points, from 2.19% for 2003 to 2.62% for 2004, as the decline in the Bank’s average cost of funds exceeded the decline in yields on its interest-earning assets.

•	During the year ended December 31, 2004, the Bank originated and purchased an aggregate of $439.0 million in commercial real estate and multi-family mortgage loans, compared with new originations and purchases totaling $289.0 million for the year ended December 31, 2003. Due to an increase in market interest rates in 2004, the Bank’s prepayments on loans declined by $28.8 million compared with the prior year, despite the larger portfolio in 2004.

•	The Bank purchased $238.4 million of mortgage-backed and other investment securities during the year ended December 31, 2004, compared with purchases of $149.8 million for the year ended December 31, 2003.

•	The Bank’s compensation expense for the year ended December 31, 2004 increased by $1.5 million over the year 2003 results. This increase reflects an increase in accrued bonuses, primarily as a result of the higher level of loan fundings as compared with the prior year.

•	In August 2004, the Federal Home Loan Bank of San Francisco (FHLB) raised the Bank’s authorized borrowing limit for FHLB advances from 35% to 40% of the Bank’s total assets as of the previous quarter-end. The Bank’s FHLB advances totaled $474.8 million as of December 31, 2004.

•	As of December 31, 2004, the Bank’s risk-based capital ratio was 11.9%, exceeding the 10.0% ratio required to be categorized as “well capitalized” by industry standards.

The following tables present selected operating and balance sheet data for the Bank for the years and as of the dates indicated:

Operating Data:

	Year Ended December 31,
	2004	2003	2002
	(Dollars in thousands)
Net income	$13,027	$6,599	$4,692
Income before taxes	22,268	11,378	8,020
Net interest income	32,347	19,938	18,454
Net interest margin	2.86%	2.57%	2.50%
Net interest spread	2.62%	2.19%	2.05%
Return on average assets	1.12%	0.83%	0.62%
Return on average equity	13.67%	8.44%	6.44%
Efficiency ratio	33.42%	51.37%	63.77%

Balance Sheet Data:

	December 31,
	2004	2003
	(Dollars in thousands)
Total assets	$1,299,196	$906,186
Loans, net of allowance for loan losses	915,447	610,890
Deposits	580,085	473,409
Equity	109,785	80,900
Total assets per employee	21,653	17,098
Nonperforming assets to total assets	0.51%	0.68%
Risk-based capital ratio	11.88%	12.23%

Non-Banking Operations

The Company’s expenses that are not attributable to its discrete lines of business are recorded at the parent company. These expenses included interest expense on junior subordinated debentures of $1.1 million for the year ended December 31, 2004, compared with $1.0 million for the year ended December 31, 2003. In addition, the Company incurred approximately $0.9 million in litigation defense costs of former management in 2004, compared with $2.6 million in 2003. The Company expects these litigation costs to continue to decline in future periods. The Company in 2004 also recorded $0.6 million in external auditing and consulting expenses related to the implementation of Sarbanes-Oxley Section 404, and expects these implementation costs to continue in 2005.

WFC Inc. (“WFC”), the Company’s mortgage investments subsidiary, recorded pre-tax income of $1.5 million for the year ended December 31, 2004, compared with $0.9 million for the year ended December 31, 2003. WFC’s interest income decreased by approximately $0.9 million from 2003 to 2004, primarily as a result of prepayments of the loans securing its portfolio of mortgage-backed securities.

Wilshire Credit Corporation, the Company’s former loan servicing subsidiary which was sold to Merrill Lynch on April 30, 2004, recorded pre-tax income of $0.5 million for the four-month period prior to its sale. For the year ended December 31, 2003, WCC’s pre-tax income was $5.7 million. WCC’s results are presented separately under the caption “Discontinued operations” in the Company’s consolidated statements of operations.

“In 2004, the Company embarked on becoming a premier, niche-focused, southern California-based lending franchise,” stated Joseph W. Kiley III, the Company’s Chief Executive Officer. “In April of 2004, the Company completed the sale of WCC. During the period following the sale, the Company concentrated on consolidating its operations into its Calabasas location, resulting in cost savings which drove its efficiency ratio down to 46% from 75% in 2003, while generating asset growth of over $360 million. By committing to focus primarily on the operations of the Bank, the Company enters 2005 well-positioned for continued growth and profitability, with excellent asset quality and regular dividends being paid to shareholders.” Kiley continued, “Our goal for 2005 is the continued execution of our efficient growth plan, focusing on income property lending which will generate improved returns for our shareholders.”

For further information, please see our website (www.fbbh.com) for our 10-K Report and related communications (available on or before March 16, 2005).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities, mortgage loan servicing rights and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Joseph W. Kiley III

Chief Executive Officer

(800) 515-1616

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)

(Unaudited)

	December 31,
	2004	2003
ASSETS

Cash and cash equivalents	$15,526	$16,739
Government agency mortgage-backed securities available for sale, at fair value	140,777	161,083
AAA mortgage-backed securities available for sale, at fair value	166,339	62,160
Other mortgage-backed securities available for sale, at fair value	345	1,069
Investment securities available for sale, at fair value	13,819	24,086
Investment securities held to maturity, at amortized cost (fair value of $9,795 and $9,754)	9,657	9,607
Loans, net of allowance for loan losses of $7,208 and $6,735	915,383	610,807
Discounted loans, net of allowance for loan losses of $3,506 and $32,041	2,360	3,817
Stock in Federal Home Loan Bank of San Francisco, at cost	22,681	12,767
Real estate owned, net	1,769	267
Leasehold improvements and equipment, net	854	554
Accrued interest receivable	5,333	4,215
Deferred tax asset, net	36,603	18,054
Purchased mortgage servicing rights, net	—	250
Receivables from other loan servicers	—	770
Goodwill, net	3,054	3,054
Other intangible assets, net	129	388
Prepaid expenses and other assets	3,449	2,897
Assets of subsidiary held for sale	—	42,698

TOTAL	$1,338,078	$975,282

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest-bearing deposits	$4,473	$4,175
Interest-bearing deposits	537,487	469,234
Short-term borrowings	120,000	88,000
Accounts payable and other liabilities	9,750	3,690
FHLB advances	474,837	249,337
Long-term investment financing	—	681
Junior subordinated notes payable to trust	20,619	20,619
Investor participation liability	773	1,169
Liabilities of subsidiary held for sale	—	12,894

Total liabilities	1,167,939	849,799

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 26,777,554 and 24,491,703 shares issued (including treasury shares of 5,639,368 and 5,626,212)	268	245
Additional paid-in capital	164,740	136,118
Treasury stock, 5,639,368 and 5,626,212 shares, at cost	(15,224)	(15,106)
Retained earnings	21,442	3,791
Accumulated other comprehensive (loss) income	(1,087)	435

Total stockholders’ equity	170,139	125,483

TOTAL	$1,338,078	$975,282

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

(Unaudited)

	Year Ended December 31,
	2004	2003	2002
INTEREST INCOME:
Loans	$46,360	$34,243	$38,054
Mortgage-backed securities	12,233	10,190	13,522
Securities and federal funds sold	1,176	1,103	1,139

Total interest income	59,769	45,536	52,715

INTEREST EXPENSE:
Deposits	12,427	11,315	15,683
Borrowings	14,067	12,370	12,939

Total interest expense	26,494	23,685	28,622

NET INTEREST INCOME	33,275	21,851	24,093
PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	351	(539)	255

NET INTEREST INCOME AFTER PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	32,924	22,390	23,838

OTHER INCOME (LOSS):
Servicing income	783	—	—
Loan and deposit fees and charges	78	110	127
Market valuation losses and impairments	—	(352)	(3,712)
Gain (loss) on sales of loans	20	(66)	623
Gain on sale of securities	418	249	2,258
Real estate owned, net	(136)	(204)	47
Investor participation interest	(593)	(207)	(834)
Other income (loss), net	662	334	(112)

Total other income (loss)	1,232	(136)	(1,603)

OTHER EXPENSES:
Compensation and employee benefits	6,811	6,349	6,651
Professional fees	3,637	4,619	4,133
Occupancy	851	804	1,079
FDIC insurance premiums	476	415	420
Data processing	555	457	164
Insurance	813	583	501
Depreciation	331	692	1,250
Amortization of intangibles	259	259	258
Directors expense	614	500	623
Provision for litigation claims	—	—	3,600
Other general and administrative expense	1,392	1,645	2,138

Total other expenses	15,739	16,323	20,817

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	18,417	5,931	1,418
INCOME TAX PROVISION	3,863	2,539	534

INCOME FROM CONTINUING OPERATIONS	14,554	3,392	884

INCOME FROM OPERATIONS OF DISCONTINUED SEGEMENT, NET OF INCOME TAX PROVISION OF $195 (2004), $2,231 (2003) AND $191 (2002)	289	3,495	1,764
MINORITY INTEREST IN DISCONTINUED SEGEMENT	—	—	(686)

INCOME FROM OPERATIONS OF DISCONTINUED SEGMENT, EXCLUDING MINORITY INTEREST	289	3,495	1,078
GAIN ON SALE OF SUBSIDIARY, NET OF TAX OF $7,268	10,734	—	—

NET INCOME	$25,577	$6,887	$1,962

Earnings per share – Basic:
Income from continuing operations	$0.70	$0.18	$0.05
Discontinued operations	0.53	0.19	0.06

Net income	$1.23	$0.37	$0.11

Earnings per share – Diluted:
Income from continuing operations	$0.68	$0.17	$0.04
Discontinued operations	0.52	0.17	0.06

Net income	$1.20	$0.34	$0.10

Weighted average number of shares – Basic	20,772,752	18,508,892	17,142,561
Weighted average number of shares – Diluted	21,376,083	20,193,654	18,866,066